Exhibit 16

February 13, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Commissioners:

We have read the statements made by Versata, Inc., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated February 11, 2003. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PRICEWATERHOUSECOOPERS LLP